UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549
                                                   Registration No.__________
                                                     FORM S-3

                    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                         Genisys Reservation Systems, Inc.
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                      (Exact name of registrant as specified in its charter)

                                                    New Jersey
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              (State or other jurisdiction of incorporation or organization)

                                                    22-2719541
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                                      (I.R.S. Employer Identification Number)

                  2401 Morris Avenue, 3rd Floor, Union, NJ 07083 (908) 810-8767
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

               John H. Wasko c/o Genisys Reservation Systems, Inc.
           2401 Morris Ave., 3rd Fl., Union, NJ 07083, (908) 810-8767
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 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: o

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following
box. o

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                                          CALCULATION OF REGISTRATION FEE


Title of each class of securities to be         Amount to be        Proposed       Proposed maximum         Amount of
registered                                       registered         maximum       aggregate offering      registration
                                                                    offering             price                 fee
                                                                   price per
                                                                   share (1)
Shares of Common Stock                           442,098 (2)         $4.25      $1,878,916.50                $569.37
$.0001 par value                                   Shares
         Paid on Account                                                                                $644.73
         Balance on Account                                                                             $ 75.36

(1) Calculated, pursuant to Rule 457(c), as the average of the bid and asked prices as of the close of trading on September 23, 1997.

(2) Consists of 420,000 shares of Common Stock and 22,098 shares of Common Stock underlying outstanding warrants held by certain of the Selling Stockholders.






         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        GENISYS RESERVATION SYSTEMS, INC.

                         Form S-3 Cross Reference Sheet

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  Item                                Caption                                               Location
1.         Forepart of Registration Statement                              Inside Front and Outside Back
                                                                           Cover Pages
2.         Inside Front and Outside Back Cover Pages                       Inside Front and Outside Back
                                                                           Cover Pages
3.         Summary Information and Risk Factors                            Risk Factors
4.         Use of Proceeds                                                 Use of Proceeds
5.         Determination of Offering Price                                 Not Applicable
6.         Dilution                                                        Not Applicable
7.         Selling Security Holders                                        Selling Stockholders
8.         Plan of Distribution                                            Plan of Distribution
9.         Description of Securities                                       Not Applicable
10.        Interest of Named Experts and Counsel                           Legal Matters; Experts
11.        Material Changes                                                Recent Developments
12.        Incorporation of Certain Information by Reference               Incorporation of Certain
                                                                           Documents by Reference
13.        Disclosure of Commission Position on                            Recent Developments
           Indemnification for Securities Act Liabilities





SUBJECT TO COMPLETION DATED SEPTEMBER 26, 1997

PROSPECTUS

                                          442,098 Shares of Common Stock

                                         GENISYS RESERVATION SYSTEMS, INC.

         This Prospectus relates to the offering of 442,098 shares of common stock ("Common Stock"), par value $.0001 per share, of Genisys Reservation Systems, Inc. a New Jersey corporation ("Company"). 22,098 shares of Common Stock offered hereby underlie certain outstanding warrants held by certain Selling Stockholders. The remaining 420,000 shares of the Common Stock offered hereby may not be transferred until September 20, 1998, subject to earlier release at the sole discretion of R.D. White & Co., Inc. which acted as the underwriter in connection with the March 1997 public offering of the Company's securities ("Underwriter"). The certificates evidencing such 420,000 shares of Common Stock include a legend evidencing such restriction. The Underwriter may release such 420,000 shares of Common Stock held by the certain of the Selling Stockholders at any time.

         The Common Stock offered by this Prospectus may be sold from time to time by the Selling Stockholders or by their transferees. No underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the Common Stock by the Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of the Common Stock. Transfers of the Common Stock may also be made pursuant to applicable exemptions under the Securities Act of 1933, as amended ("Securities Act") including, but not limited to, sales under Rule 144 under the Securities Act.

         The Selling Stockholders and intermediaries through whom the Common Stock may be sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the Common Stock offered, and any profits realized or commissions received may be deemed underwriting compensation.

         The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders but may receive proceeds upon the exercise of certain outstanding warrants. All costs incurred in the registration of the securities of the Selling Stockholders are being borne by the Company. See "Selling Stockholders."

         The Company is required to furnish its security holders with annual reports containing audited financial statements and the audit report of the independent certified public accountants and such interim reports as it deems appropriate or as may be required by law. The Company's fiscal year ends December 31.

         AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS", WHICH BEGINS ON PAGE 4.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is __________________ , 1997

         Subsequent to the Company's March 1997 public offering, there has been a public market for the Common Stock. No assurance may be given, however, that such market , will be sustained. The Common Stock is quoted on The NASDAQ SmallCap Market(sm) ("NASDAQ") under the symbol "GENS." There can be no assurance given that the Company will be able to satisfy on a continuing basis the requirements for quotation of the Common Stock on NASDAQ. See Risk Factors "No Assurance of Public Market or Continued NASDAQ SmallCap Market Listing," and "Risk of Penny Stock Regulations."

                                              AVAILABLE INFORMATION

           The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information can be inspected and copies made at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional office located at Seven World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission in Room 1024 at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Additional information regarding the Company and the Common Stock offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended. For further information pertaining to the Company and the Common Stock, copies may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed by the Company with the Commission under the Exchange Act, are incorporated in this Prospectus by reference:

(a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996;

(b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997;

(c) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997;

(d) The Company's Current Report on Form 8-K dated July 8, 1997;

(e) The Company's Rule 424(b) Prospectus dated March 20, 1997; and

(f) The description of the Company's securities contained in the Company's Registration Statement under Section 12 of the Exchange Act, and any and all amendments and reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents). Requests for such copies should be directed to the principal offices of the Company at Genisys Reservation Systems, Inc. 2401 Morris Ave., 3rd Fl., Union, NJ 07083, telephone number (908) 810-8767.

                                                   RISK FACTORS

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. SUCH SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS, THE NOTES THERETO AND THE DOCUMENTS REFERENCED HEREIN.

         When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, operating results and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Such factors are described in the Risk Factors set forth below.

Qualified Independent Auditor's Report-Financial Losses and Going Concern

         The financial statements have been prepared assuming that the Company will continue as a going concern. At June 30, 1997, the Company had incurred an accumulated deficit of $2,237,047 and posted a $592,044 operating loss for the six months ended June 30, 1997. There is therefore substantial doubt as to the Company's ability to continue as a going concern. Furthermore, no assurance can be given that the Company's business strategy will prove successful or that the Company will operate profitably.

Limited Operations and Revenues

         Up to July 1, 1997, the operations of the Company have been limited to market research and development of a software and hardware system for computerizing the limousine reservation and payment process. Since July 1, 1997, the Company has generated limited revenues. No assurance can be given that the Company's reservation and payment system will achieve commercial feasibility or enable the Company to achieve profitable operations. See "Recent Developments - Business."

Development Stage of the Company

         The Company is not sufficiently established to fully evaluate or forecast its prospects. The Company is thus subject to all the risks associated with the creation of a new business and there is no assurance that it will be able to continue to function as a viable entity.

Rapid Technological Changes-Cost and Competition

         The computer hardware and software industry is relatively new and has undergone, and is expected to continue to undergo, significant and rapid technological changes. Market penetration and customer acceptance of the Company's system will depend upon the Company's ability to develop and maintain a technically competent marketing force as well as its ability to adapt to rapid technological changes in its industry. The Company also expects that new competitors may introduce systems or services that are directly or indirectly competitive with those of the Company. Such competitors may succeed in developing systems and services that have greater functionality or are less costly than the Company's systems and services and may be more successful in marketing such systems and services.


No Assurance of Market Acceptance

         The Company believes that its computerized limousine reservation and payment system will gain acceptance among corporate travel departments. However, there can be no assurance that a sufficient number of corporate travel departments will be willing to utilize the Company's system to enable the Company to achieve profitable operations.

Dependence on Existing Airline Computer Reservation Systems

         The Company is dependent on access to existing airline computer reservation systems (each a "CRS"). If such systems were to experience technical difficulties or were unable to operate for a period of time, the Company's business would be adversely affected. In addition, the Company has agreements with three of the four CRS'. There can be no assurance that such agreements will be renewed or, if renewed, will be on favorable terms after their expiration. Moreover, if such agreements were to terminate and the Company were to lose access to such systems, its business would be materially and adversely affected. See "Recent Developments - Business."

 Thin Executive Management

         The Company has only 2 executive officers and 8 non-executive employees, including 2 employees of the Company's majority-owned subsidiary. The loss of such individuals' services through death, disability or resignation may have a material and adverse effect on the business of the Company. See "Recent Developments - Management."

Non-Compliance with Exchange Act Reporting Requirements

         Between November 1988 and December 1995, the Company was not in compliance with the filing requirements of the Exchange Act. During such period, the Company filed unaudited financial statements rather than the audited financial statements required by the Exchange Act because it was unable to pay for audited financial statements. The Company may be subject to legal liability as a result thereof.

Possible Need for Additional Financing

         The Company intends to fund its operations and other capital needs for the next twelve (12) months from the date of this Prospectus substantially from revenues generated by the Company's planned operations and the proceeds of the Company's March 1997 public offering, but there can be no assurance that such funds will be sufficient for these purposes. There can be no assurance that any additional financing will be available, or that it will be available on acceptable terms.

Adverse Effect of Economic Downturn

         The Company's system is dependent on the travel habits of its customers. In the event there is an economic downturn or change in travel patterns, the Company's business could be adversely affected.

Continuing Voting Control by Current Officers and Directors

         As of the date hereof, the management of the Company owns 2,437,250 shares of Common Stock (including immediately exercisable options to purchase 255,000 shares of Common Stock). The officers and directors of the Company therefore own or control the voting of 48.59% of the Company's issued and outstanding Common Stock. There are no cumulative voting rights and directors must be elected by a plurality of the outstanding voting securities entitled to vote. Management is therefore in a position to control the actions of the Company. See "Recent Developments - Principal Stockholders."

Limitations on Product Protection and Possibility of Infringement

         The Company does not have any patents on any of its technology and relies largely on copyright, its license agreements with customers and its own security procedures, including confidentiality and employee nondisclosure agreements to maintain the trade secrecy of its proprietary information. There can be no assurance that the legal protections and precautions taken by the Company, or available remedies, will be adequate to prevent misappropriation of the Company's proprietary information. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior systems, products or methodologies. Moreover, there can be no assurance that third parties will not assert infringement claims against the Company.

Likely Competition

         Although, to the best of the knowledge of the management of the Company, there are as yet no competitors, it must be assumed that if the Company's efforts are successful other companies will begin to offer competing systems. These future competitors may well be companies which have substantially greater research, development, marketing and financial resources than the Company.

Moreover, customers seeking limousine service will be able to reserve such service through existing telephone based systems or alternative methods which may indirectly compete with the Company.


Need for Highly Qualified Personnel

         The success of the Company's business will depend upon its ability to attract and retain personnel with a wide range of technical capabilities. Competition for such personnel is intense, and is expected to increase in the future. No assurance can be given that the Company will be able to attract and retain such personnel.


Absence of Dividends on Common Stock

         The Company has not paid any dividends on its Common Stock since its incorporation and anticipates that, for the foreseeable future, working capital and earnings, if any, will be retained for use in the Company's business operations and in the expansion of its business. The Company has no present intention to pay cash dividends on its Common Stock.

Potential Presence of Outside Party at Directors' Meetings

         The Underwriting Agreement in connection with the Company's March 1997 public offering grants the Underwriter the right to appoint a designee to attend all of the Company's Directors' meetings for a period of five (5) years. Such person would not owe the Company or its stockholders any fiduciary duty under state law as would the Company's actual Directors and executive officers. While no such person has been appointed to date, no assurance can be given that the Company or its stockholders would have any legal remedy against such potential designee if such person were to take any action, such as usurping a corporate opportunity, that might be found to be a breach of fiduciary duty had such action been taken by an actual Director.

Possible Adverse Effect of Future Sales of Stock by Stockholders

         Of the Company's 4,355,594 outstanding shares of Common Stock prior to the Offering contemplated hereby, 2,808,302 shares are "restricted securities" as that term is defined under the Securities Act and in the future may only be sold in compliance with Rule 144 promulgated under the Securities Act or pursuant to an effective registration statement. Rule 144 provides, in essence, that a person (including a group of persons whose shares are aggregated) who has satisfied a one-year holding period for such restricted securities may sell within any three-month period, under certain circumstances, an amount of restricted securities which does not exceed the greater of 1% of that class of the Company's outstanding securities or the average weekly trading volume of that class of securities during the four calendar weeks prior to such sale. In addition, pursuant to Rule 144, persons who are not affiliated with the Company and who have held their restricted securities for at least two years are not subject to the quantity limitations or the manner of sale restriction of the rules.

         As of the date hereof, 2,548,424 shares of Common Stock are available for resale pursuant to Rule 144. Pursuant to an agreement with the Underwriter, the officers, directors and holders of 5% or more of the Company's equity securities, (other than Steven E. Pollan, a former officer of the Company and Loeb Holding Corporation, to the extent of 200,000 shares of Common Stock in its holdings) are restricted from selling their respective securities until September 20, 1998, absent waiver of such restriction by the Underwriter.

         To the extent that the holders of such shares of Common Stock elect to sell them in the public market, there is likely to be a negative effect on the market price of the Company's securities and on the ability of the Company to obtain additional equity financing. In addition, to the extent that such shares of Common Stock enter the market, the value of the Common Stock in the over-the-counter market may be reduced. No predictions can be made as to the effect, if any, that sales or availability for sale of the Securities will have on the market price of any such securities, which may prevail from time to time. Nevertheless, the foregoing could adversely affect such prevailing market prices.

Threatened and Pending Litigation; Liability Under Indemnification

         In August 1996, the Company gave notice to one of its former officers, Mr. Steven E. Pollan, that it was canceling 333,216 shares of Common Stock issued to him at the inception of Corporate Travel Link, Inc. ("Travel Link"), a wholly owned subsidiary of the Company, for services he was to have provided to Travel Link. The Company believes that Mr. Pollan never provided such services. On April 17, 1997, Mr. Pollan filed an action in the United States District Court, District of New Jersey, against the Company, Travel Link, the officers of both companies, and various related parties seeking among other things a declaratory judgment that Mr. Pollan is the owner of the 333,216 shares of Common Stock and for an award of unspecified compensatory and punitive damages.

         Pursuant to an order dated on or about May 22, 1997, Mr. Pollan was permitted to sell 40,000 shares of Common Stock, and pursuant to a consent order dated on or about August 21, 1997, the Company agreed to pay a credit card bill in the amount of approximately $22,000 representing allegedly authorized business expenses. Such payment is being made without prejudice to the Company's right to seek restitution from other parties for payment of such charges. The Company believes the balance of the plaintiff's claims are without merit and is vigorously defending the action.

         In addition, the Company has agreed to indemnify and hold harmless (i) its officers and Directors who are named as defendants in such action against any reasonable legal or other expenses incurred in defending this action and
(ii) the other defendants in the action, to the fullest extent permitted by law, from any losses, claims, damages, or liabilities arising from such action as well as against any reasonable legal or other expenses incurred in defending such action. No assurances can be given that the Company will prevail in this matter or that the Company will not be required to pay substantial sums pursuant to such indemnification.

         On February 20, 1997, two individuals filed an action against the Company and Travel Link in the Superior Court of New Jersey seeking, among other things, damages in the amount of 8% of any financing secured by Travel Link resulting from plaintiffs' efforts as well as 5% of the Company's Common Stock allegedly due for services rendered in connection with the Company's acquisition of Travel Link in 1995. The claim for money damages is based upon a written agreement between Travel Link and plaintiffs while the claim for the shares of Common Stock is based upon alleged oral representations and promises made by a former officer of Travel Link. No assurances can be given that the Company will prevail in this matter.

         On or about July 16, 1997, the Company was contacted by counsel for an individual alleging that a former officer of the Company induced such person to leave her place of employment to assume employment with the Company. No legal action has been commenced against the Company, but no assurances can be given that the Company will not be subject to future legal action regarding this matter. See "Recent Developments - Business."


Possible Adverse Effects of Authorization of Preferred Stock; Anti-Takeover
 Effects

         The Company's Certificate of Incorporation authorizes the issuance of a maximum of 25,000,000 shares of preferred stock, $.0001 par value ("Preferred Stock"), on terms which may be fixed by the Company's Board of Directors without further stockholder action. None of such Preferred Stock has been designated or issued. The terms of any series of Preferred Stock, which may include priority claims to assets and dividends, and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of Preferred
Stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock and the market price of the Common Stock.

Capital-Raising Restrictions

         The Underwriting Agreement in connection with the Company's March 1997 public offering prohibits the Company from issuing any capital stock or other securities without the Underwriter's prior consent until September 20, 1998. This provision may limit the Company's ability to raise additional equity capital.

No Assurance of Public Market or Continued NASDAQ SmallCap Market Listing

         Subsequent to the Company's March 1997 public offering, there has been a public market for the Company's securities. No assurance can be given, however, that such market will be sustained. The Common Stock and the Redeemable Warrants are quoted on the NASDAQ SmallCap Market under the symbols: GENS, GENSW, and GENSZ, respectively. No assurance given, however, that the Company will be able to satisfy the requirements for continued quotation on the NASDAQ SmallCap Market or that such quotation will otherwise continue. If, for any reason, any of such securities become ineligible for continued listing and quotation or a public trading market does not continue, purchasers of such securities may have difficulty selling their securities should they desire to do so.

Risk of "Penny Stock" Regulations

         The Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions.
 In the future, it is possible that the Common Stock and/or the Redeemable Warrants may be deemed to be "penny stocks" as defined by the Exchange Act and the rules and regulations promulgated thereunder. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, information on the limited market in penny stocks and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. In addition, the broker-dealer must obtain a written acknowledgment from the customer that such disclosure information was provided and must retain such acknowledgment from the customer for at least three years.

         Further, monthly statements must be sent to the customer disclosing current price information for the penny stock held in the account. While many NASDAQ-listed securities would otherwise be covered by the definition of penny stock, transactions in a NASDAQ-listed security would be exempt from all but the sole market-maker provision for: (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years); (ii) transactions in which the customer is an institutional accredited investor; and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ-listed security directly with a NASDAQ market-maker for such securities would be subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

         The above described rules may materially adversely affect the liquidity for the market of the Company's securities. Such rules may also affect the ability of broker-dealers to sell the Company's securities and may impede the ability of holders (including, specifically, purchasers in this offering) of the Common Stock, the Redeemable Warrants and the Common Stock underlying the Redeemable Warrants to sell such securities in the secondary market.

Underwriter's Influence on the Market; Possible Restrictions on Market-making Activities During Warrant Solicitation

         Although it has no legal obligation to commence or continue to do so, the Underwriter may from time to time act as a market-maker and otherwise effect transactions in the Company's securities. To the extent the Underwriter acts as a market-maker in the Common Stock or Redeemable Warrants it may be a dominating influence in that market.

         To the extent that the Underwriter solicits the exercise of the Redeemable Warrants from the holders thereof, it may be prohibited pursuant to the requirements of Rule 101 of Regulation M under the Exchange Act from engaging in market-making activities for a period commencing five (5) days preceding such solicitation and ending upon its conclusion.


                                                  USE OF PROCEEDS

         The $44,196 in proceeds that may be received by the Company upon the exercise of outstanding warrants held by certain of the Selling Stockholders will be added to the Company's general working capital. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders.


                                                RECENT DEVELOPMENTS

         Business

         Operations

         The Company has completed the development of the Genisys Reservation System, the Genisys Payment System and the interface with the SABRE computerized reservation system. Such systems have been installed in the travel department of four corporations and at one limousine service provider and the Company has begun to generate limited revenue. The Genisys Reservation System and the Genysis Payment System for the Apollo CRS are in development. Management expects them to be on-line in approximately early 1998.

         Litigation

         In August 1996, the Company gave notice to one of its former officers, Mr. Steven E. Pollan, that it was canceling 333,216 shares of Common Stock issued to him at the inception of Corporate Travel Link, Inc. ("Travel Link") for services he was to have provided to Travel Link. The Company believes that Mr. Pollan never provided such services.

         On April 17, 1997, Mr. Pollan filed an action in the United States District Court, District of New Jersey, against the Company, Corporate Travel Link, the officers of both companies, and various related parties seeking among other things a declaratory judgment that Mr. Pollan is the owner of the 333,216 shares of Common Stock and for an award of unspecified compensatory and punitive damages.

         Pursuant to an order dated on or about May 22, 1997, Mr. Pollan was permitted to sell 40,000 shares of Common Stock, and pursuant to a consent order dated on or about August 21, 1997, the Company agreed to pay a credit card bill in the amount of approximately $22,000 representing allegedly authorized business expenses. Such payment is being made without prejudice to the Company's right to seek restitution from other parties for payment of such charges. The Company believes the balance of the plaintiff's claims are without merit and is vigorously defending the action.

         In addition, the Company has agreed to indemnify and hold harmless (i) its officers and Directors who are named as defendants in such action against any reasonable legal or other expenses incurred in defending this action and
(ii) the other defendants in the action, to the fullest extent permitted by law, from any losses, claims, damages, or liabilities arising from such action as well as against any reasonable legal or other expenses incurred in defending such action. No assurances can be given that the Company will prevail in this matter or that the Company will not be required to pay substantial sums pursuant to such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Act") may be sought by directors, officers and controlling persons of the Company pursuant to such indemnity (or otherwise), the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         On or about July 16, 1997, the Company was contacted by counsel for an individual alleging that a former officer of the Company induced such person to leave her place of employment to assume employment with the Company. No legal action has been commenced against the Company, but no assurances can be given that the Company will not be subject to legal action regarding this matter in the future.

         Management

On April 2, 1997 David W. Sass became a Director of the Company. For the past 37 years, Mr. Sass has been a practicing attorney in New York City and is currently a senior partner in the law firm of McLaughlin & Stern, LLP, securities counsel to the Company. Mr. Sass is also an officer of Ionic Fuel Technology, Inc., a company engaged in the sale and distribution of emission control systems, a director of The Harmat Organization, Inc., a New York based construction company and a member and Vice Chairman of the Board of Trustees of Ithaca College. Mr. Sass earned a B.A. from Ithaca College, a J.D. from Temple University School of Law and an L.L.M. (in taxation) from New York University School of Law.

On April 16, 1997 S. Charles Tabak became a Director of the Company. Since 1991, Mr. Tabak has been Chief Executive Officer of Arc Medical & Professional Personnel, Inc., an
                                                        12
employment agency specializing in the placement of scientific, medical and office personnel. Mr. Tabak earned both an M.B.A. and an L.L.B. from New York University.
         On May 12, 1997, Joseph Cutrona resigned as President of the Company and Messrs. Sass, Tabak and Chairman Warren D. Bagatelle were appointed to serve as the Audit and Compensation Committees of the Board of Directors.

         On June 23, 1997, Lawrence E. Burk became a Director of the Company as well as its President and Chief Executive Officer after a 27 year career with Alexander & Alexander Services, a NYSE listed company providing insurance, consulting and risk management services to corporate clients. From 1993 to early 1996, Mr. Burk served as Chairman and Chief Executive Officer of Alexander & Alexander, Inc., the U.S. retailing subsidiary of A & A Services and from early 1996 until A & A's acquisition by AON Corp. in late 1996, Mr. Burk served as President and Chief Operating Officer of A & A International, its global retail operation. Mr. Burk served on A & A's Global Retail Board from 1985, A & A Services' Operations Board from 1989 and on A & A Inc's Executive Committee and Operations Board from 1989. Mr. Burk earned a B.A. in Economics from Southern Illinois University and is a member of the school's advisory board.

         Principal Stockholders

         The following tabulation shows the security ownership as of August 31, 1997 of (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (not including 333,216 shares issued to Steven E. Pollan which the Company has given notice of cancellation as a result of certain disputes between Mr. Pollan and the Company - see "Recent Developments - Business - Litigation"), (ii) each Director and Officer of the Company and (iii) all Directors and Officers as a group.

                                                      NUMBER OF                                  PERCENT
NAME & ADDRESS                                       SHARES OWNED                                OF CLASS

Loeb Holding Corporation
As Escrow Agent (1)
61 Broadway
New York, NY 10006                                   1,053,679                                   22.16%

Warren D. Bagatelle (2)
Loeb Partners Corporation
61 Broadway
New York, NY 10006                                   1,053,679                                   22.16%

Joseph Cutrona
82 Kendall Dr.
Parlin, NJ 08859                                       477,350                                   10.96%

Mark A. Kenny
Genisys Reservation Systems
2401 Morris Avenue
Union, NJ 07083                                        574,175                                   13.18%

John H. Wasko (3) (4)
Genisys Reservation Systems
2401 Morris Avenue
Union, NJ 07083                                        102,046                                    2.32%

Lawrence E. Burk (5)
Genisys Reservation Systems
2401 Morris Avenue
Union, NJ 07083                                       205,000                                    4.50%


                                                        14




S. Charles Tabak (6)
ARC Medical Professional Personnel
36 Route 10W, Suite D
East Hanover, NJ 07936                                 10,000                                    *

David W. Sass (7)
McLaughlin & Stern, LLP
260 Madison Ave. 18th Fl.
New York, NY 10016                                     15,000                                    *

All Officers and Directors
as a group (7 persons)                               2,437,250                                    48.59%


---------------------
* less than 1%

         (1) Includes 653,679 shares of Common Stock purchased by Loeb Holding Corporation, as escrow agent for Warren D. Bagatelle, Managing Director of Loeb Partners Corp., HSB Capital (of which Warren Bagatelle is a partner), trusts for the benefit of families of two principals of Loeb Holding Corporation and three unaffiliated persons and 400,00 shares of Common Stock issuable upon conversion of two Convertible Notes aggregating $37,500. Loeb Holding Corporation disclaims any beneficial interest in these shares.

         (2) Includes 653,679 shares of Common Stock purchased by Loeb Holding Corporation, as escrow agent for Warren D. Bagatelle, Managing Director of Loeb Partners Corp., HSB Capital (of which Warren Bagatelle is a partner), trusts for the benefit of families of two principals of Loeb Holding Corporation and three unaffiliated individuals and 400,000 shares of Common Stock issuable upon conversion of two Convertible Notes aggregating $37,500.

         (3) Includes 14,362 shares of Common Stock owned of record by Joan E. Wasko, John Wasko's wife, of which Mr. Wasko disclaims beneficial ownership, but of which he may be deemed beneficial owner.

         (4) Includes a five (5) year option to purchase 35,000 shares of the Company's Common Stock at a price of $2.00 per share granted to Mr. Wasko by the Company on November 1, 1996 and 5,333 shares of Common Stock issuable upon conversion of Mr. Wasko's prorata share of a Convertible Note in the principal amount of $12,500.

         (5) Includes a five (5) year options to purchase an aggregate of 200,000 shares of Common Stock at a price of $6.00 per share issued on September 23, 1997.

         (6) Includes a five (5) year option to purchase 10,000 shares of Common Stock at a price of $6.00 per share issued on September 23, 1997.

         (7) Includes a five (5) year option to purchase 10,000 shares of Common Stock at a price of $6.00 per share issued on September 23, 1997.

Description of Securities

         On May 12, 1997, the Board of Directors approved the Company's 1997 Stock Incentive Plan ("Plan"). The Plan provides that five-year qualified options to purchase up to 500,000 shares of Common Stock may be issued to the Company's key employees and outside directors. The Plan will be submitted for shareholder approval and ratification at the Company's next annual meeting. Subject to such approval, incentive options have been granted under the Plan to each of David W. Sass and S. Charles Tabak (10,000 shares at an exercise price of $6.00); Lawrence E. Burk (50,000 shares at an exercise price of $6.00 per share), and each of Tom Gregory and Paul Murray (10,000 shares at an exercise price of $8.625 per share).

         Mr. Burk was also granted a non-incentive option to purchase 150,000 shares of Common Stock at an exercise price of $6.00 per share and each of Tom Gregory and Paul Murray were granted a non-incentive option to purchase 40,000 shares at an exercise price of $8.625 per share.


                                               SELLING STOCKHOLDERS

         The Registration Statement of which this Prospectus forms a part covers the registration of 442,098 shares of Common Stock. The costs of qualifying such shares of Common Stock under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this offering, will be paid by the Company.

         Pursuant to an agreement with the Underwriter of the Company's March 1997 public offering, 420,000 shares of the Common Stock registered in the Registration Statement, of which this Prospectus forms a part, may not be sold until September 20, 1998, subject, however, to earlier release at the sole discretion of the Underwriter.

         The Company will not receive any proceeds from the sale of the securities by the Selling Stockholders, but may receive proceeds of $44,196 upon the exercise of warrants held by certain of the Selling Stockholders.

         Set forth below is a list of the Selling Stockholders and the number of shares of Common Stock which are being registered pursuant to the Registration Statement, of which this Prospectus forms a part:


                                          No. of Shares                                             No. of Shares
                                           Owned Before                No. of Shares                 Owned After
Name (1)                                     Offering                  Being Offered                   Offering
--------                                     --------                  -------------                   --------

Leasing Technology
 International, Inc. . . . . . . . . .        22,098 (2)                   22,098                         -0-
                                             217,500                                                      -0-
C.P. Holding Corp.. . . . . . . . ..                                      217,500

   Big Bass Holding Corp. . . . . .           102,500                     102,500                         -0-

   Edward Moore . . . . . . . . . . .          80,000                      80,000                         -0-

   Joseph Zorn . . . . . . . . . . . . .       20,000                      20,000                         -0-

-----------

(1) The persons named in the above table have sole voting and investment power with respect to all of the Common Stock shown as beneficially owned by them, except as otherwise indicated.

(2) Represents shares of Common Stock underlying options to purchase, at a price of $2.00 per share, (i) 10,836 shares expiring September 30, 2000; (ii) 1,884 shares expiring December 31, 1997 and (iii) 9,378 shares expiring November 30, 2001.


                                               PLAN OF DISTRIBUTION

         The Common Stock offered by the Selling Stockholders may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest of the Selling Stockholders, at their sole discretion. Such sales may be made on NASDAQ at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock offered by the Selling Stockholders is not being underwritten.

         In general, the Common Stock may be sold by one or more of the following means: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange (if the securities are then listed on an exchange); (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; or (e) other securities transactions.

        In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. No commissions or other fees shall be payable by the Company to any broker or dealer in connection with this offering. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales.

        The Company has advised the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market, has furnished each Selling Stockholder with a copy of Regulation M and has informed them of the need for delivery of copies of this Prospectus.


                                                   LEGAL MATTERS

      Certain legal matters in connection with the issuance of the securities being offered by the Company will be passed upon for the Company by McLaughlin & Stern, LLP, New York, New York. A member of the firm of McLaughlin & Stern, LLP is a Director of the Company and owns 5,000 shares of the Company's Common Stock and an incentive option to purchase 10,000 shares of Common Stock at an exercise price of $6.00 per share.


                                                      EXPERTS

      The Financial Statements of the Company, to the extent and for the periods indicated in their report included in the Prospectus incorporated by reference herein, have been reported on by Wiss & Company, LLP, independent certified public accountants, as stated in their report appearing therein in reliance upon such report given on the authority of that firm as experts in accounting and auditing. Their report contains an explanatory paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer or solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.
                                                    -----------

                                                 TABLE OF CONTENTS

                                                                           Page

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents  . . . . . . . . . . . . . . . . . . . .  3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18


                                                    -----------

   Until , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Securities offered hereby, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with regard to their unsold allotments or subscriptions.

                                        GENISYS RESERVATIONS SYSTEMS, INC.

                                          442,098 Shares Of Common Stock
                                                 -----------------

                                                    PROSPECTUS

                                                 -----------------



                                              _________________, 1997

                                                      PART II

                                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

   The expenses of this offering which will be borne by the Company are estimated to be as follows:

Securities and Exchange Commission registration fee

SEC Registration Fee                         $        569.37
Legal Services                                     15,000.00
Accounting Services                                 5,000.00
Blue Sky fees and expenses                          2,500.00
Printing                                            5,000.00
Miscellaneous                                       1,930.63
                                                    ---------

                                Total            $ 30,000.00


All of the above expenses except the registration fee are estimated.

Item 15.  Indemnification of Directors and Officers

   The Company's Certificate of Incorporation provides in Article Fourth that no Director of the Corporation shall be liable to the Corporation or any of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders except for liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.


Item 16.  Exhibits

     5     Opinion and consent of McLaughlin & Stern, LLP

   23.1    Consent of Wiss & Company, LLP

   23.2    Consent of McLaughlin & Stern, LLP filed as part of Exhibit 5

Item 17.  Undertakings

   Paragraph  designations  correspond to  designations  in Regulation S-B, Item
512.

   (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(5) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) of section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any

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



such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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


                                                    SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 26, 1997.


                                           GENISYS RESERVATION SYSTEMS, INC.


                                           By:_______________________________
                                              Lawrence E. Burk, President and
                                                Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                               Title                Date

_________________                      Director             September 26, 1997
Mark A. Kenny

__________________                    Director               September 26, 1997
John H. Wasko                        Chief Financial Officer


__________________                     Director              September 26, 1997
S. Charles Tabak

__________________                     Director and          September 26, 1997
Warren D. Bagatelle                    Chairman

___________________                    Director              September 26, 1997
David W. Sass

___________________                    Director              September 26, 1997
Joseph Cutrona






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